Exhibit 99.1

InfuSystem Holdings, Inc. 3851 W. Hamlin Road Rochester Hills, MI 48309 (248) 291-1210	Contact: Barry Steele Chief Financial Officer (248) 260-2211
InfuSystem Announces Financial Results for
First Quarter 2026
Net Revenues of $33.7 million Representing a 3% Reduction from the Prior Year
Net income of $1.0 million
Adjusted EBITDA (non-GAAP) of $6.4 million
Adjusted EBITDA (non-GAAP) margin expanded by 1% to 19%
Reaffirms Full-Year 2026 Guidance
Rochester Hills, Michigan, May 7, 2026 – InfuSystem Holdings, Inc. (NYSE American:INFU) (“InfuSystem” or the “Company”), a leading national health care service provider, facilitating outpatient care for durable medical equipment manufacturers and health care providers, today reported financial results for the first quarter ended March 31, 2026.
2026 First Quarter Overview:
•Net revenues totaled $33.7 million, a decrease of 3% vs. prior year.
◦Patient Services net revenue was $22.1 million, an increase of 6% vs. prior year.
◦Device Solutions net revenue was $11.6 million, a decrease of 17% vs. prior year.
•Gross profit was $19.7 million, an increase of 3% vs. prior year.
•Gross margin was 58%, an increase of 3% vs. prior year.
◦Net income was $1.0 million, or $0.05 per diluted share vs. prior year net loss of $0.3 million, or $0.01 per diluted share.
•Adjusted earnings before interest, income taxes, depreciation, and amortization (“Adjusted EBITDA”) (non-GAAP) was $6.4 million, even with the prior year.
•Adjusted EBITDA margin was 18.9% an increase of 0.7% vs. prior year.
•Stock Repurchases totaled $856 thousand for the quarter.
•Company liquidity totaled $57.1 million, as of March 31, 2026.
Management Discussion

Carrie Lachance, Chief Executive Officer of InfuSystem commented, “Overall, we delivered a solid quarter that reflects both disciplined execution and meaningful strategic progress. While GAAP revenue declined modestly year over year to $33.7 million, that decline was expected and resulted from the strategic decision to restructure our GE Healthcare biomedical services contract. On a pro‑forma basis, net revenue grew 1.7%, and just as importantly, profitability held strong. We delivered $6.4 million of Adjusted EBITDA, essentially flat year over year, due to margins improving to 18.9%. As previously discussed, reducing revenue to improve our overall profitability was a deliberate and, we believe, value‑accretive decision. The restructuring reduced first‑quarter revenue by $1.6 million, but it enabled a significantly larger reduction in direct contract expenses. While GAAP revenue is lower, the economics of the business are better, and that’s clearly showing up in our Adjusted EBITDA performance.”

“Wound care continues to be an exciting growth engine for InfuSystem. First‑quarter net revenue reached $2.1 million, more than doubling year-over-year. While currently just 6% of total revenue, we believe the growth rate indicative of the new therapy’s potential. Roughly 60% of the year-over-year growth came from compression devices, which we began rolling out last year and expanded further this quarter. We initially introduced Pneumatic Compression Devices, which are highly effective at treating even the most high risk, chronic patient conditions. This quarter, we added Adjustable Compression Wraps, which are less complex and suitable for a much broader group of lymphedema patients. This significantly expands our addressable market and positions us well for sustained growth in the wound care category.”

“On March 1, 2026, after nearly two years of intense preparation, we successfully went live on our new ERP system. I would call this transformational. While implementations of this scale always come with early‑stage adjustments, the hardest part is behind us. This system completely changes how we operate. Our data is now integrated, workflows are connected, and processes are standardized across the business. The benefits span the entire organization. We expect improved productivity, better cost and margin visibility, stronger pricing insights, more efficient utilization of our medical device fleet, and improved working capital management. Just as important, the ERP gives us a scalable platform to support future growth. We’re already identifying enhancements that offer fast payback and high returns.” concluded Ms. Lachance.
2026 First Quarter Financial Review
Net revenues for the quarter ended March 31, 2026 (“2026 First Quarter”) were $33.7 million, a decrease of $1.0 million, or 3%, compared to $34.7 million for the quarter ended March 31, 2025 (“2025 First Quarter”). As we announced during our review of the 2025 third quarter, we restructured our largest biomedical services contract and, consequently, we started 2026 at a reduced revenue volume of $1.6 million, or 4.6%, for the 2026 First Quarter and $7.1 million, or 5.5% for the full year. This was a necessary change that has had an immediate favorable impact on our reported earnings and cash flows since we also achieved an even larger reduction in our expenses. After adjusting for this decrease, our pro-forma growth rate was 1.7% during the 2026 First Quarter as compared with the prior year period.
Patient Services net revenue of $22.1 million increased $1.3 million, or 6%, during the 2026 First Quarter compared to the 2025 First Quarter. This increase was primarily attributable to additional treatment volume in Oncology and Wound Care which were partially offset by a lower amount in Pain Management. The improved volume and collections benefited Oncology revenue by $0.4 million or 2.4%, and Wound Care treatment revenue by $1.1 million, or 116.0%. Pain Management revenue decreased by $0.2 million, or 15.1%. The Wound Care net revenues included sales of compression therapy devices stemming from two new supplier relationships which were added after the end of the three-month period of 2025. Sales for the first of these new supplier relationships, which include Pneumatic Compression Devices (PCD’s), started during the third quarter of 2025 and the second supplier relationship, which is a manufacturer of Adjustable Compression Wraps (ACW’s), began during the current period. On a combined basis, compression therapy devices represented over 60% of the growth in Wound Care.
Device Solutions net revenue of $11.6 million decreased $2.4 million, or 17%, during the 2026 First Quarter compared to the 2025 First Quarter. This decrease included a reduction in biomedical services revenue of $1.3 million, equipment rentals of $0.4 million and equipment sales of $1.0 million. These decreases were partially offset by an increase in disposable medical supplies of $0.3 million. A portion of the decrease in biomedical services revenue totaling $1.6 million reflected a reduction in the volume and service level of devices on contract with GE Healthcare which, as mentioned above, was restructured during the third quarter of 2025. These decreases were partially offset by additional volume with other customers. The decrease in rental revenue and the decreased equipment sales are both related to a large customer rental buyout that began in the 2025 First Quarter. The buyout elevated the amount of equipment sales in the prior year and reduced quarterly rental revenues during the subsequent quarters including the current quarter.
Gross profit of $19.7 million for the 2026 First Quarter increased $0.5 million, or 3%, from $19.2 million for the 2025 First Quarter. This increase was due to the increase in gross margin partially offset by the lower net revenues. Gross margin increased to 58.4% during the three-month period of 2026 compared to 55.2% during the same prior year period. Gross profit was higher in the Patient Services segment and lower in the Devices Solutions segments. Gross margin was higher for both segments.
Patient Services gross profit was $14.3 million during the 2026 First Quarter, representing an increase of $1.1 million, or 9%, compared to the 2025 First Quarter. The improvement reflected increased net revenue and a higher gross margin, which increased from the prior year by 1.3% to 64.8%. The increase in gross margin reflected lower pump disposal and maintenance expenses offset partially by unfavorable product mix favoring lower gross margin revenue categories. Pump disposal expenses include retirements of damaged pumps and reserves for missing pumps. Pump maintenance expenses include annual preventative maintenance certification and repairs and are performed by the Device Solutions segment. On a combined basis pump disposal and maintenance expenses decreased by $0.3 million during the 2026 First Quarter compared to the prior year period. The unfavorable gross margin mix was mainly related to the increase in revenue related to wound care treatments, which have lower average gross margin than other Patient Services revenue categories.
Device Solutions gross profit during the 2026 First Quarter was $5.4 million, representing an decrease of $0.6 million, or 10%, compared to the 2025 First Quarter. The decrease was due to the reduction in net revenue offset partially by an increase in gross margin. The Device Solutions gross margin was 46.3% during the current period, which was 3.4% higher than the same prior year period. This increase in gross margin was primarily due to the aforementioned restructuring of the biomedical services contract with GE Healthcare which resulted in reduced expenses greater than the related reduction in net revenue. Reduced contract expenses included a reduction in biomedical personnel, a reduced amount of medical device replacement parts and lower travel expenses. These impacts improved the gross margin for the device solutions segment by 7.2%. Additional gross margin improvements totaling 0.6% were achieved though ongoing initiatives focused on improved procurement costs of materials and increased biomedical productivity. These benefits in gross margin were partially offset by cost inflation impacts from increased employee wage rates and higher healthcare expenses, which on a combined basis, reduced the Device Solutions segment gross margin by 2.5%, and unfavorable product mix impacts disfavoring higher gross margin revenues, such as rental revenue and sales of used equipment, which reduced gross margin by 1.9%. Higher wages were the result of typical annual merit and cost of living increases, however, the increase in the cost of health care benefits were significantly higher than amounts experience in prior years.
Selling and marketing expenses for the 2026 First Quarter were $3.1 million, representing an increase of $0.1 million, or 3%, compared to selling and marketing expenses for the 2025 First Quarter. Selling and marketing expenses as a percentage of net revenues was 9.1% representing a increase from the prior year period amount of 8.6%. This increase reflected an increase in sales team headcount, increased travel expenses and inflationary impacts including an increase in employee healthcare expenses. These amounts were partially offset by a reduction in commission expenses.
General and administrative (“G&A”) expenses for the 2026 First Quarter were $14.8 million, a decrease of $0.5 million, or 3%, from the 2025 First Quarter. The amount for the three-month period of 2025 included a one-time accrued severance expense of $1.0 million for the Company's outgoing CEO. Additional reductions included a $0.3 million reduction in the accrual for management bonuses, lower accounting fees totaling $0.2 million and $0.1 million in reduced travel expenses. These decreases were partially offset by increases in other expenses including; $0.4 million in increased expenses related to information technology and business applications upgrades including the replacement of the Company’s enterprise resource planning system (ERP), additional personnel directly related to the increased Patient Services net revenue including revenue cycle personnel totaling $0.3 million, a $0.1 million increase in stock-based compensation expenses and cost inflation impacts from increased employee wage rates and higher healthcare expenses totaling $0.4 million. The ERP system upgrade project expenses were higher during the current period due to a higher intensity of activities related to the go-live phase of the project which occurred on March 1, 2026. While additional costs are expected to be incurred during the post go-live phase to support system stabilization and enhancement activities, project expenses are expected to begin to taper down during future quarterly periods. Higher wages were the result of typical annual merit and cost of living increases, however, the increase in the cost of health care benefits were significantly higher than amounts experience in prior years. General and Administrative expenses as a percentage of net revenues for the three-month period of 2026 decreased to 43.9% compared to 44.1% for the same prior year period.
Net income for the 2026 First Quarter was $1.0 million, or $0.05 per diluted share, compared to a net loss of $0.3 million, or $0.01 per diluted share for the 2025 First Quarter.
Adjusted EBITDA, a non-GAAP measure, for the 2026 First Quarter was $6.4 million, or 18.9% of net revenue, and increased by $32 thousand compared to Adjusted EBITDA for the 2025 First Quarter of $6.3 million, or 18.2% of prior period net revenue.
Balance sheet, cash flows and liquidity
During the three-month period ended March 31, 2026, operating cash flow provided cash totaling $1.0 million compared with $1.8 million during the same period in 2025. The decrease reflected a higher increase in working capital during 2026. Capital expenditures, which include purchases of medical devices, totaled $1.8 million during the three-month period of 2026 which was $1.6 million, or 46%, lower than the amount purchased during the same prior year period reflecting revenue growth in business lines that are less capital intensive such as wound care and sales of disposable medical supplies. Also during the three-month period ended March 31, 2026, the Company repurchased $0.8 million of its Common Stock.
As of March 31, 2026, available liquidity totaled $57.1 million and consisted of $55.0 million in available borrowing capacity under the Company's revolving line of credit plus cash and cash equivalents of $2.1 million. Net debt, a non-GAAP measure (calculated as total debt of $19.6 million less cash and cash equivalents of $2.1 million) as of March 31, 2026 was $17.5 million representing an increase of $1.1 million as compared to net debt of $16.4 million as of December 31, 2025 (calculated as total debt of $19.6 million less cash and cash equivalents of $3.2 million). Our ratio of Adjusted EBITDA to net debt (non-GAAP) for the last four quarters was 0.56 to 1.00 (calculated as net debt of $17.5 million divided by Adjusted EBITDA of $31.5 million).

Full Year 2026 Guidance

InfuSystem is reaffirming annual net revenue guidance for the full year 2026. After adjusting for the impact of the reduced revenue related to the GE Healthcare contract restructuring, pro-forma net revenue growth is estimated to be between 6% to 8% for 2026. We also are continuing to forecast Adjusted EBITDA margin (non-GAAP) to be in the mid to low 20%'s. This includes the implementation expenses for the Company's upgraded information technology systems which went on-line on March 1, 2026. The Company intends to continue to update its annual guidance throughout the year.

The full year 2026 guidance reflects management’s current expectations for operational performance, given the current market conditions. This includes our best estimate of revenue and Adjusted EBITDA. The Company and its businesses are subject to certain risks, including those risk factors discussed in our most recent Annual Report on Form 10-K for the year ended December 31, 2025, filed on February 27, 2026. The financial guidance is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release.
Conference Call
The Company will conduct a conference call for all interested investors on Thursday, May 7, 2026, at 9:00 a.m. Eastern Time to discuss its first quarter 2026 financial results. The call will include discussion of Company developments, forward-looking statements and other material information about business and financial matters.

To participate in this call, please dial (833) 366-1127 or (412) 902-6773, or listen via a live webcast, which is available in the Investors section of the Company’s website at https://ir.infusystem.com/. A replay of the call will be available by visiting https://ir.infusystem.com/ or by calling (855) 669-9658 or (412) 317-0088, replay access code 1097864, through August 7, 2026.

Non-GAAP Measures
This press release contains information prepared in conformity with GAAP as well as non-GAAP financial information. Non-GAAP financial measures presented in this press release include EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, net debt and Adjusted EBITDA to net debt ratio. The Company believes that the non-GAAP financial measures presented in this press release provide useful information to the Company’s management, investors and other interested parties about the Company’s operating performance because they allow them to understand and compare the Company’s operating results during the current periods to the prior year periods in a more consistent manner. This non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP, and similarly titled non-GAAP measures may be calculated differently by other companies. The Company calculates those non-GAAP measures by adjusting for non-recurring or non-core items that are not part of the normal course of business. A reconciliation of those measures to the most directly comparable GAAP measures is provided in the accompanying schedule, titled “GAAP to Non-GAAP Reconciliation” below. Future period non-GAAP guidance includes adjustments for items not indicative of our core operations, which may include, without limitation, items included in the accompanying schedule below. Such adjustments may be affected by changes in ongoing assumptions and judgments, as well as non-core, nonrecurring, unusual or unanticipated changes, expenses or gains or other items that may not directly correlate to the underlying performance of our business operations. The exact amounts of these adjustments are not currently determinable but may be significant. It is therefore not practicable to provide the comparable GAAP measures or reconcile this non-GAAP guidance to the most comparable GAAP measures and, therefore, such comparable GAAP measures and reconciliations are excluded from this release in reliance upon applicable SEC staff guidance.
About InfuSystem Holdings, Inc.
InfuSystem Holdings, Inc. (NYSE American:INFU), is a leading national healthcare service provider, facilitating outpatient care for durable medical equipment manufacturers and health care providers. INFU services are provided under a two-platform model. The first platform is Patient Services, providing last-mile solutions for clinic-to-home healthcare where the continuing treatment involves complex durable medical equipment and services. The Patient Services segment is comprised of Oncology, Pain Management and Wound Therapy businesses. The second platform, Device Solutions, supports the Patient Services platform and leverages strong service orientation to win incremental business from its direct payer clients. The Device Solutions segment is comprised of direct payer rentals, pump and consumable sales, and biomedical services and repair. Headquartered in Rochester Hills, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, Massachusetts, Texas and Ontario, Canada.

Forward-Looking Statements
The financial results in this press release reflect preliminary results, which are not final until the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2026 is filed. In addition, certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as statements relating to future actions, our share repurchase program and capital allocation strategy, business plans, strategic partnerships, growth initiatives, objectives and prospects, future operating or financial performance, guidance and expected new business relationships and the terms thereof (including estimated potential revenue under new or existing contracts). The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “goal,” “expect,” “strategy,” “future,” “likely,” variations of such words, and other similar expressions, as they relate to the Company, are intended to identify forward-looking statements. Forward-looking statements are subject to factors, risks and uncertainties that could cause actual results to differ materially, including, but not limited to, our ability to successfully execute on our growth initiatives and strategic partnerships, our ability to enter into definitive agreements for the new business relationships on expected terms or at all, our ability to generate estimated potential revenue amounts under new or existing contracts, the uncertain impact of disruptions caused by public health emergencies or extreme weather or other climate change-related events, our dependence on estimates of collectible revenue, potential litigation, changes in third-party reimbursement processes, changes in law, global financial conditions and recessionary risks, rising inflation and interest rates, supply chain disruptions, systemic pressures in the banking sector, including disruptions to credit markets, the Company's ability to remediate any material weaknesses in internal control over financial reporting, contributions from acquired businesses or new business lines, products or services and other risk factors disclosed in the Company’s most recent Annual Report on Form 10-K and, to the extent applicable, quarterly reports on Form 10-Q. Our strategic partnerships are subject to similar factors, risks and uncertainties. All forward-looking statements made in this press release speak only as of the date hereof. We do not undertake any obligation to update any forward-looking statements to reflect future events or circumstances, except as required by law.
Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.

FINANCIAL TABLES FOLLOW
INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,
(in thousands, except share and per share data)	2026	2025

Net revenues	$33,684	$34,716
Cost of revenues	14,002	15,549
Gross profit	19,682	19,167

Selling, general and administrative expenses:
Amortization of intangibles	209	248
Selling and marketing	3,080	2,985
General and administrative	14,803	15,316

Total selling, general and administrative	18,092	18,549

Operating income	1,590	618
Other expense:
Interest expense	(255)	(336)
Other income (expense)	82	(29)

Income before income taxes	1,417	253
Provision for income taxes	(400)	(520)
Net income (loss)	$1,017	$(267)
Net income (loss) per share:
Basic	$0.05	$(0.01)
Diluted	$0.05	$(0.01)
Weighted average shares outstanding:
Basic	20,211,045	21,125,019
Diluted	20,893,767	21,125,019

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
SEGMENT REPORTING
(UNAUDITED)

	Three Months Ended March 31,		Better/ (Worse)
(in thousands)	2026	2025

Net revenues:
Patient Services	$22,105	$20,774	$1,331
Device Solutions	13,221	15,824	(2,603)
Less: elimination of inter-segment revenues (a)	(1,642)	(1,882)	240
Total Device Solutions	11,579	13,942	(2,363)
Total	33,684	34,716	(1,032)
Gross profit:
Patient Services	14,323	13,185	1,138
Device Solutions	5,359	5,982	(623)
Total	$19,682	$19,167	$515
(a)Inter-segment allocations are for cleaning and repair services performed on medical equipment.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
(UNAUDITED)
NET INCOME TO EBITDA, ADJUSTED EBITDA, NET INCOME MARGIN, ADJUSTED EBITDA MARGIN AND NET REVENUE GROWTH RATE TO PRO FORMA REVENUE GROWTH RATE:

	Three Months Ended March 31,
(in thousands)	2026	2025

GAAP net income (loss)	$1,017	$(267)
Adjustments:
Interest expense	255	336
Income tax provision	400	520
Depreciation	3,045	3,072
Amortization	209	248

Non-GAAP EBITDA	$4,926	$3,909

Stock compensation costs	1,233	1,108
Medical equipment reserve and disposals (1)	187	222
Management reorganization/transition costs (2)	—	1,028
Certain other non-recurring costs	9	56

Non-GAAP Adjusted EBITDA	$6,355	$6,323

GAAP Net Revenues	$33,684	$34,716
Net Revenue Growth from Prior Year	(3.0)%
Pro-Forma Net Revenue Adjustment (3)	$—	$(1,605)
Non-GAAP Pro-Forma Net Revenue	$33,684	$33,111
Non-GAAP Pro-Forma Net Revenue Growth from Prior Year	1.7%
Net Income Margin (4)	3.0%	(0.8)%
Non-GAAP Adjusted EBITDA Margin (5)	18.9%	18.2%
Business Application (“ERP”) Upgrade Investment (6)	$883	$466
(1)Amounts represent a non-cash (benefit) expense recorded to adjust the reserve for missing medical equipment and is being added back due to its similarity to depreciation.
(2)Includes severance compensation for the outgoing CEO totaling $1.0 million.
(3)Amount represents effect on net revenue related to a restructuring of a Biomedical Services Contract which took effect on January 1, 2026. Net revenue adjustment amount for 2025 presents the impact as though the change in the contract had occurred on January 1, 2025.
(4)Net Income Margin is defined as GAAP Net Income as a percentage of GAAP Net Revenues.
(5)Non-GAAP Adjusted EBITDA Margin is defined as Non-GAAP Adjusted EBITDA as a percentage of GAAP Net Revenues.
(6)Represents expenses associated with a project to upgrade the Company’s information technology and business applications including a replacement of our main enterprise resource planning (“ERP”) application. The project was launched during the second quarter of 2024 and was completed during the first quarter of 2026. Amounts are included in GAAP net income and have not been added back in the measurement of Non-GAAP Adjusted EBITDA.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of
(in thousands, except par value and share data)	March 31, 2026	December 31, 2025

ASSETS
Current assets:
Cash and cash equivalents	$2,106	$3,186
Accounts receivable, net	23,980	22,901
Inventories, net	5,832	5,391
Other current assets	4,744	4,858

Total current assets	36,662	36,336
Medical equipment for sale or rental	3,669	4,589
Medical equipment in rental service, net of accumulated depreciation	34,255	34,456
Property & equipment, net of accumulated depreciation	3,217	3,359
Goodwill	3,710	3,710
Intangible assets, net	6,656	6,866
Operating lease right of use assets	3,844	4,178
Deferred income taxes	4,232	4,640
Derivative financial instruments	766	748
Other assets	1,646	1,678

Total assets	$98,657	$100,560

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,632	$10,821
Other current liabilities	7,510	9,361

Total current liabilities	17,142	20,182
Long-term debt	19,646	19,625
Operating lease liabilities, net of current portion	3,120	3,427

Total liabilities	39,908	43,234

Stockholders’ equity:
Preferred stock, $0.0001 par value: authorized 1,000,000 shares; none issued	—	—
Common stock, $0.0001 par value: authorized 200,000,000 shares; 20,178,890 issued and outstanding as of March 31, 2026 and 20,209,636 issued and outstanding as of December 31, 2025	2	2
Additional paid-in capital	118,713	117,461
Accumulated other comprehensive income	575	565
Retained deficit	(60,541)	(60,702)

Total stockholders’ equity	58,749	57,326

Total liabilities and stockholders’ equity	$98,657	$100,560

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended March 31,
(in thousands)	2026	2025

OPERATING ACTIVITIES
Net income (loss)	$1,017	$(267)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for doubtful accounts	69	45
Depreciation	3,044	3,072
Loss on disposal of and reserve adjustments for medical equipment	202	257
Loss (gain) on sale of medical equipment	123	(838)
Amortization of intangible assets	209	248
Amortization of deferred debt issuance costs	21	19
Stock-based compensation	1,233	1,108
Deferred income taxes	400	520
Changes in assets - (increase)/decrease:
Accounts receivable	(2,250)	(2,095)
Inventories	(203)	433
Other current assets	(130)	126
Other assets	563	729
Changes in liabilities - (decrease)/increase:
Accounts payable and other liabilities	(3,328)	(1,577)
NET CASH PROVIDED BY OPERATING ACTIVITIES	970	1,780

INVESTING ACTIVITIES
Purchase of medical equipment	(1,680)	(3,284)
Purchase of property and equipment	(157)	(131)
Proceeds from sale of medical equipment, property and equipment	577	754
NET CASH USED IN INVESTING ACTIVITIES	(1,260)	(2,661)

FINANCING ACTIVITIES
Principal payments on long-term debt	(6,145)	(14,407)
Cash proceeds from long-term debt	6,145	19,231
Common stock repurchased as part of share repurchase program	(809)	(2,895)
Common stock repurchased to satisfy statutory withholding on employee stock-based compensation plans	(165)	(228)
Cash proceeds from exercise of options and ESPP	184	159
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(790)	1,860

Net change in cash and cash equivalents	(1,080)	979
Cash and cash equivalents, beginning of period	3,186	527
Cash and cash equivalents, end of period	$2,106	$1,506